Exhibit 8.2

October 21, 2004

Commonwealth Industries, Inc.,

500 West Jefferson Street,

PNC Plaza – 19th Floor,

Louisville, Kentucky 40202-2898.

Ladies and Gentlemen:

We have acted as your counsel in connection with the planned merger of Silver Fox Acquisition Company (“Silver Fox”), which is a second-tier wholly-owned subsidiary of Imco Recycling, Inc. (“Imco”), into Commonwealth Industries, Inc., (“Commonwealth”) pursuant to the Agreement and Plan of Merger dated as of June 16, 2004 by and between Commonwealth, Silver Fox, and Imco (the “Agreement”). We render this opinion to you in connection with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Agreement.

For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

(i) The Merger will be effectuated in the manner set forth in the Agreement and the Registration Statement on Form S-4 of Imco (the “Registration Statement”), including the Proxy Statement of Commonwealth and Prospectus of Imco contained therein (the “Prospectus”).

(ii) The representations contained in the letters of representation from Commonwealth and Imco to us, both dated September 14, 2004, will be true and complete at the Effective Time, without regard to any qualification as to knowledge, intention or belief.

On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, that:

(1) The Merger shall be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

(2) Each of ImCo, the parent of Silver Fox and Commonwealth shall be a party to the reorganization within the meaning of Section 368(b) of the Code.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Merger under any other laws. This opinion is valid as of the above date, and any subsequent change to the facts, assumptions or law on which this opinion is based prior to the Effective Date may change our opinion, and if any such change does occur, you may no longer rely upon this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus and to the reference to us under the heading “Material United States Federal Income Tax Consequences” in the Prospectus. By giving such consent we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/    Sullivan & Cromwell LLP